Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT SIGNS DEFINITIVE AGREEMENT TO ACQUIRE SILARX PHARMACEUTICALS, INC.

Philadelphia, PA — May 18, 2015 — Lannett Company, Inc. (NYSE: LCI) today announced that it has signed a definitive agreement to acquire privately held, Silarx Pharmaceuticals, Inc. and a related real estate entity (together “Silarx”), a manufacturer and marketer of liquid generic pharmaceutical products.  The transaction is expected to close in early June, 2015, subject to customary closing conditions.  Strategic benefits of the acquisition include an FDA-approved manufacturing facility, research and development expertise and added diversity to Lannett’s portfolio of existing and pipeline products.

“We look forward to welcoming Silarx to the Lannett family,” said Arthur Bedrosian, chief executive officer of Lannett.  “Upon closing, the acquisition will add a high quality, talented research team and manufacturing capacity.  In addition, although the acquisition is not expected to have a significant impact on our financial results of operations during the next twelve months, Silarx brings an exciting pipeline and a number of complementary products to our offerings.”

Bedrosian noted that Silarx has a long history of outstanding regulatory compliance.  The company’s entire senior management team will remain with the combined company and no layoffs or facility closings are planned.

The boards of directors of both companies have unanimously approved the transaction.

About Silarx Pharmaceuticals, Inc.

Silarx, co- founded in 1986 by Rohit Desai, manufactures and markets high-quality liquid pharmaceutical products, including generic prescription and over-the-counter products.  The company has recently moved into a 110,000 square foot facility located in Carmel, New York.

Silarx was the first company to secure U.S. approval for a generic version of Viiv Healthcare’s Epivir® (lamivudine) 10mg/ml oral solution.  By challenging Viiv’s U.S. patent, which expires on September 20, 2018, Silarx secured 180-day generic market exclusivity and launched the product in March of 2015.

Silarx is the only manufacturer of Loratadine Oral Solution (equivalent to the active ingredient of Claritin®) with the FDA approved indication of “Hives-Relief.”  Additional key products include

Citalopram Oral Solution (equivalent to the active ingredient of Celexa®) and Fluoxetine Oral Solution (equivalent to the active ingredient of Prozac®).

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statement, including, but not limited to, statements regarding successfully closing the acquisition, the timing to consummate the proposed transaction, and meeting the customary closing conditions, whether expressed or implied, is subject to market and other conditions, and subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the risk factors discussed in the Company’s Form 10-K and other documents filed with the SEC from time to time. These forward-looking statements represent the Company’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

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